Exhibit 3.2

ARTICLES OF AMENDMENT OF ARTICLES OF INCORPORATION OF PATRIOT HOLDING CORP. The undersigned, Van Zandt Hawn, Chief Executive Officer and President of Patriot Holding Corp., a Minnesota corporation (the “Company”), hereby certifies that the following resolution was duly adopted by the board of directors of the corporation pursuant to Chapter 302A of the Minnesota Business Corporation Act by a written action dated as of April 4, 2006, and that such resolution has not been subsequently modified or rescinded: RESOLVED, that Article 3 of the Articles of Incorporation of the Company be deleted in its entirety and be replaced with the following: Authorized Shares. The aggregate number of shares that the corporation is authorized to issue is 1,000,000, par value $0.01 per share. The shares shall be divisible into classes and series, have the designations, voting rights, and other rights and preferences, and be subject to the restrictions, that the board of directors may from time to time establish, fix and determine, consistent with these articles of incorporation. Shares of any class or series of the corporation, including shares of any class or series which are then outstanding, unless otherwise specifically provided in the terms and preferences of any such particular class or series, may be issued to the holders of shares of another class or series of the corporation without the authorization, approval or vote of the holders of any class or series of the corporation. IN WITNESS WHEREOF, the undersigned, the Chief Executive Officer and President of the Company, being duly authorized has executed this document as of April 4, 2006.